Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 9, 2001 relating to the consolidated financial statements which appear in the First Industrial, L.P. Annual Report on Form 10-K for the year ended December 31, 2000 and of our report dated February 9, 2001 relating to the combined financial statements of the Other Real Estate Partnerships which appears in the First Industrial, L.P. Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 9, 2001 relating to the financial statement schedule, which also appears in the First Industrial, L.P. Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated June 28, 2000 relating to the combined historical statement of revenues and certain expenses of the 2000 Acquisition I Properties for the year ended December 31, 1999, of our report dated February 2, 2001 relating to the combined historical statement of revenues and certain expenses of the 2000 Acquisition II Properties for the year ended December 31, 1999 and of our report dated December 8, 2000 relating to the combined historical statement of revenues and certain expenses for the 2000 Acquisition III Properties for the year ended December 31, 1999, which each are included in the First Industrial, L.P. Current Report on Form 8-K dated January 12, 2001, as amended by Form 8-K/A filed on March 8, 2001. We also consent to the reference to us under the heading "Experts" in this Registration Statement.

                                             /s/ PricewaterhouseCoopers LLP




Chicago, Illinois
 June 14, 2001